UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2012

PINNACLE FINANCIAL PARTNERS, INC.

(Exact name of registrant as specified in charter)

Tennessee	000-31225	62-1812853

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

150 Third Avenue South, Suite 900, Nashville, Tennessee		37201

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 744-3700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 15, 2012, Pinnacle Financial Partners, Inc. (the “Company”) entered into a Loan Agreement with US Bank, National Association (the “Loan Agreement”), pursuant to which US Bank loaned the Company $25 million. Borrowings under the Loan Agreement, combined with available cash, were used by the Company to pay for the redemption of the remaining 71,250 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, outstanding as of June 20, 2012, as described in more detail under Item 8.01 below.

The Company’s borrowings under the Loan Agreement bear interest at rates that, at the Company’s option, can be either:

•

A base rate generally defined as the sum of (i) the highest of (x) US Bank’s “base” or “prime” rate, (y) the average overnight federal funds effective rate plus one-half percent (0.50%) per annum and (z) one-month LIBOR plus one percent (1%) per annum and (ii) an applicable margin; or

•

A LIBOR rate generally defined as the sum of (i) the average of the offered rates of interest quoted in the London Inter-Bank Eurodollar Market for U.S. Dollar deposits with prime banks (as published by Reuters or other commercially available source) for one, two or three months (all as selected by the Company), and (ii) an applicable margin.

The applicable margin under the Loan Agreement ranges from 2.25% (225 basis points) to 3.00% (300 basis points) depending on the total aggregate principal amount outstanding under the Loan Agreement. The initial applicable margin for both base rate and LIBOR rate loans is 3.00% (300 basis points).

The Company is required to make quarterly principal payments of $625,000 beginning on September 30, 2012, and the loan matures on June 15, 2017. The Company is permitted to prepay all or a portion of the principal amount outstanding under the Loan Agreement without penalty (in minimum aggregate amounts of $100,000) at any time so long as no event of default or unmatured event of default has occurred and is continuing.

The Loan Agreement includes negative covenants that limit, among other things, certain fundamental transactions, additional indebtedness, transactions with affiliates, liens, sales of assets and dividends. The Loan Agreement specifically restricts transfers or encumbrances of the shares of the capital stock of the Company’s bank subsidiary. The Loan Agreement also includes financial covenants related to the Company’s, and in some cases, its bank subsidiary’s, capitalization, levels of risk-based capital, ratio of nonperforming assets to tangible primary capital and ratio of allowance for loan and lease losses to nonperforming loans. The Loan Agreement also includes a fixed charge coverage ratio requiring the sum of the Company’s net income plus the amount of any goodwill amortization expense and contractually due interest divided by the sum of the Company’s contractually due interest and principal amounts (assuming annual principal amortization of $2.5 million under the Loan Agreement), to be not less than 125% on an annualized single quarter basis through September 30, 2012 and on a rolling four quarter basis starting December 31, 2012.

The Loan Agreement also contains other customary affirmative and negative covenants and customary representations and warranties.

The Loan Agreement contains customary events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, events of bankruptcy and insolvency, and the institution of certain regulatory enforcement actions against the Company or its bank subsidiary. If an event of default occurs and is continuing, the Company may be required immediately to repay all amounts outstanding under the Loan Agreement.

The foregoing description does not purport to be a complete description of the parties’ rights and obligations under the Loan Agreement. The above description is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On June 20, 2012, the Company issued a press release announcing it had repurchased 100% of the remaining outstanding preferred shares it sold to the United States Treasury Department (“Treasury”) in December 2008 under the Treasury’s TARP Capital Purchase Program. The total amount paid for the shares being repurchased was approximately $71.6 million, which included accrued dividends of approximately $346,000. In connection with the repurchase, the Company has recognized non-cash accretion of the remaining preferred stock discount associated with the preferred shares originally sold to Treasury which will result in a non-cash charge to net income available to common stockholders of approximately $1.66 million during the second quarter of 2012 in addition to the normal quarterly non-cash accretion charge of approximately $231,000 incurred through the redemption date.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Loan Agreement dated as of June 15, 2012, by and between Pinnacle Financial Partners, Inc., as Borrower, and US Bank, National Association, as Lender.

99.1	Press release issued by Pinnacle Financial Partners, Inc. dated June 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold R. Carpenter
Name:	Harold R. Carpenter
Title:	Executive Vice President and Chief Financial Officer

Date: June 20, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Loan Agreement, dated as of June 15, 2012, by and between Pinnacle Financial Partners, Inc., as Borrower, and US Bank, National Association, as Lender.

99.1	Press release issued by Pinnacle Financial Partners, Inc. dated June 20, 2012